APPENDIX B*

CUSTODY AGREEMENT

The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated January 10, 2012, with UMB Bank, n.a. ("Custodian") and Cottonwood Mutual Funds, and agree to be bound by all the terms and conditions contained in said Agreement:

Clifford Capital Partners Fund

* As amended February 6, 2015

COTTONWOOD MUTUAL FUNDS

Attest:

/s/ Nora Engonopoulos

By:  /s/ Daniel T. Hart

Name: Dan T. Hart

Title:  Trustee and President

Date: February 6, 2015

UMB BANK, N.A.

Attest:

/s/ Dorina Riddle

By: /s/ Bonnie L. Johnson

Name: Bonnie L. Johnson

Title:  Vice President

Date: 2/10/2015